Exhibit 10.1

TV SERIES PRODUCER AGREEMENT

The following shall constitute a binding agreement (“Agreement”), by and between UNICORNS, Inc. (a Nevada corporation), and TRANSPARENTBUSINESS, Inc. (a Delaware corporation), and Alexander Konanykhin (a Nevada resident.)

Recitals:

•	Alex Konanykhin is the founder and owner of Unicorn, Inc.

•	TransparentBusiness is desirous of producing Unicorns.show as per the discussion at the recent Board of Director meeting and the Annual Shareholder meeting and would like to use Unicorns, Inc. as the production company.

•	For good and valuable consideration, the receipt and sufficiency of which is acknowledge the parties hereto agree as follows:

1.	Obligations: The parties agree to work together in good faith, and to use best efforts, to produce the Unicorns Show with time being of the essence, to position it as being a top-rated TV show in both the Unites States and in markets around the world, and to exploit the Unicorns Show through any and all media and methods of communication, broadcast or transmission, storage or replay (whether now known or hereafter devised).

2.	Stock Transfer: Alexander Konanykhin agrees to issue to TransparentBusiness 50,000,001 out of 100,000,000 authorized shares of Unicorns, Inc. within 5 business days of signing this Agreement, making Unicorns, Inc. a subsidiary of TransparentBusiness. The rest of the authorized stock will be issued, at the discretion of Alex Konanykhin, to the companies and individuals involved in the production of the show, including the hosts, celebrity guests, media partners and the show director.

3.	Loan: TransparentBusiness will open for Unicorns, Inc. a $10M line of credit, to be used for purposes of production of the show, at PRIME+1% interest rate. Unicorns Inc. may request funds from TransparentBusiness within this line of credit limit, as required for production of the show. The payment from TransparentBusiness to Unicorns shall be counted as loans extended under these terms, based on the oral agreement between the parties. TransparentBusiness shall transfer additional $2,500,000 upon signing this Agreement.

4.	Rights: All rights in and to the Show shall be vested and remain 100% with Unicorns. This includes, without limitation, all preliminary “Decks,” presentations, set design, music, artwork, web site graphics, recordings, images and videos, scripts, outlines, story boards, information and records, and any other work of any nature (in any media or format whatsoever, whether now known or hereafter devised). All such materials shall belong to Unicorns for its sole use and exploitation, without restriction.

5.	Legal: This Agreement shall be interpreted under laws of Nevada with the parties agreeing to Reno, Nevada as the venue for any resulting litigation.

For Unicorns, Inc. and himself:	For TransparentBusiness:

/s/ Alex Konanykhin Alex Konanykhin, CEO 2/3/2021	/s/ Andrew Winn Andrew Winn, Director and the CFO 2/3/2021